[ ] Please mark your
    vote by blackening
    the appropriate box.


                            ELDORADO BANCSHARES, INC.
         PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
              OF ELDORADO BANCSHARES, INC. FOR SPECIAL MEETING OF
                        SHAREHOLDERS -- _________, 2001

        The undersigned shareholder of Eldorado Bancshares, Inc., a Delaware corporation ("Eldorado"), acknowledges receipt of the notice of special meeting of shareholders and proxy statement/prospectus, dated ________ __, 2001, and the undersigned revokes all other proxies and appoints Robert P. Keller and Romolo
C. Santarosa, and each of them, the attorneys and proxies for the undersigned, each with full power of substitution, to attend and act for the undersigned at Eldorado special meeting of shareholders at ________, local time, ____________, 2001 and at any adjournment or postponement thereof and in connection therewith to vote and represent all of the shares of Eldorado common stock covered by this proxy which the undersigned would be entitled to vote. THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ELDORADO.

        Proposal. To approve and adopt the Agreement and Plan of Merger, dated as of December 14, 2000, by and between Eldorado and Zions Bancorporation.

               [ ]      FOR    [ ]      AGAINST    [ ]      ABSTAIN

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE CHOICES SPECIFIED BY THE UNDERSIGNED. IF NO SPECIFICATIONS TO THE CONTRARY ARE INDICATED HEREON, THIS PROXY WILL BE TREATED AS A GRANT OF AUTHORITY TO VOTE FOR THE PROPOSAL. PLEASE SIGN, DATE AND RETURN YOUR PROXY PROMPTLY IN THE POSTAGE PREPAID ENVELOPE PROVIDED.

                                        Dated:                , 2001

                                  Signature(s)


NOTE: Please sign exactly as your name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If shares are held jointly, each holder should sign.